As filed with the Securities and Exchange Commission on August 31, 2007
Registration Number. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TAM Capital Inc. (Exact name of registrant as specified in its charter)	TAM S.A. (Exact name of registrant as specified in its charter)	TAM Linhas Aéreas S.A. (Exact name of registrant as specified in its charter)

Not applicable (Translation of registrant name into English)	Not applicable (Translation of registrant name into English)	TAM Airlines S.A. (Translation of registrant name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)

4512 (Primary Standard Industrial Classification Code Number)	4512 (Primary Standard Industrial Classification Code Number)	4512 (Primary Standard Industrial Classification Code Number)

Not applicable (I.R.S. Employer Identification Number)	Not applicable (I.R.S. Employer Identification Number)	Not applicable (I.R.S. Employer Identification Number)

Av. Jurandir, 856, Lote 4, 1° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
+ 55 11 5582 8817
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

National Corporate Research, Ltd.
225 West 34th Street, Suite 910
New York, New York 10122
+ 1 212 947 7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to
Sara Hanks
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
+1 212 878 8014

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class	Amount to be	Proposed Maximum	Aggregate	Amount of
of Securities to be Registered	Registered	Offering Price per Unit(1)	Offering Price(1)	Registration Fee
7.375% Senior Guaranteed Notes due 2017	U.S.$300,000,000	100%	U.S.$300,000,000	U.S.$9,210
Guarantee	U.S.$300,000,000	—	—	None(2)
Guarantee	U.S.$300,000,000	—	—	None(2)

(1)	The securities being registered are offered in exchange for 7.375% Senior Guaranteed Notes due 2017 previously sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

TAM Capital Inc.
(an exempted company incorporated with limited liability in the Cayman Islands)

U.S.$300,000,000
7.375% Senior Guaranteed Notes due 2017
Unconditionally guaranteed by TAM S.A. and TAM Linhas Aéreas S.A.

The exchange offer:	TAM Capital Inc. (the “Issuer”) is offering to exchange up to U.S.$300,000,000 aggregate principal amount of its 7.375% Senior Guaranteed Notes due 2017, or “exchange notes,” which are registered under the Securities Act of 1933, as amended, for any and all of its 7.375% Senior Guaranteed Notes due 2017, or “unregistered notes,” that were issued on April 25, 2007. The exchange notes are unconditionally guaranteed as to payment of principal and interest by TAM S.A. and TAM Linhas Aéreas S.A. The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

The terms and conditions of the exchange offer are summarized below and more fully described in this prospectus.

Expiration date:	5:00 p.m. (New York City time) on , 2007 unless extended.

Withdrawal rights:	Any time before 5:00 p.m. (New York City time) on the expiration date.

Exchange notes:	The exchange notes will have the same terms and conditions as the unregistered notes they are replacing, which are summarized below and described more fully in this prospectus, except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases that relate to our failure to file a registration statement for the exchange notes.

Listing:	Application will be made to list the exchange notes on the Official List of the Luxembourg Stock Exchange and application will be made for the exchange notes to be traded on the Euro MTF market of the Luxembourg Stock Exchange.

You should carefully consider the risk factors beginning on page 7 of this prospectus.

We are relying on the position of the SEC staff in certain interpretative letters to third parties to remove the transfer restrictions on the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these exchange notes or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC, or by book-entry transfer at Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.A., as operator of the Euroclear System (“Euroclear”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section “This Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resale of exchange notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer.

In this prospectus, unless the context otherwise requires, the term “Issuer” refers to TAM Capital Inc. and the terms “TAM”, “we,” “our” and “us” refer to TAM S.A., a sociedade anônima organized under the laws of Brazil, and its consolidated subsidiaries (TAM Linhas Aéreas S.A., or TAM Linhas Aéreas, Transportes Aéreos del Mercosur S.A., or TAM Mercosur, Fidelidade Viagens e Turismo Ltda., or TAM Viagens, and, unless the context otherwise requires, the Issuer). All references to the “Guarantors” refer to TAM S.A. and TAM Linhas Aéreas.

In this prospectus, the term “ANAC” refers to the National Civil Aviation Agency or Agência Nacional de Aviação Civil, the national aviation agency. The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil (and includes ANAC). The term “Central Bank” refers to the Central Bank of Brazil. The terms “U.S. dollar” and “U.S. dollars” and the symbol “U.S.$” refer to the legal currency of the United States. The terms “real” and “reais” and the symbol “R$” refer to the legal currency of Brazil and the term “centavos” means the 100th part of the real.

Page

Available Information	ii
Incorporation of Certain Documents by Reference	ii
Forward-looking Statements	iii
Summary	1
Risk Factors	8
This Exchange Offer	10
Use of Proceeds	19
Exchange Controls and Foreign Exchange Rates	20
Ratio of Earnings to Fixed Charges	21
Capitalization	22
Management of the Issuer	23
Description of the Exchange Notes	24
Form, Denomination and Transfer	42
Taxation	45
Plan of Distribution	47
Legal Matters	48
Enforceability of Civil Liabilities	48
Experts	49
EX-3.1: MEMORANDUM AND ARTICLES OF TAM CAPITAL INC.
EX-3.3: BYLAWS
EX-4.1: INDENTURE
EX-4.2: FORM OF GLOBAL NOTE
EX-4.3: REGISTRATION RIGHTS AGREEMENT
EX-5.1: OPINION OF CLIFFORD CHANCE US LLP
EX-5.2: OPINION OF OGIER
EX-5.3: OPINION OF MACHADO MEYER SENDACZ & OPICE ADVOGADOS
EX-8.2: OPINION OF MACHADO MEYER SENDACZ & OPICE ADVOGADOS
EX-12: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS
EX-25.1: STATEMENT OF ELIGILIBILITY AND QUALIFICATION ON FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.3: FORM OF LETTER TO CLIENTS
EX-99.4: FORM OF LETTER TO NOMINEES
EX-99.5: FORM OF INSTRUCTIONS TO REGISTERED HOLDER
EX-99.6: FORM OF EXCHANGE AGENT AGREEMENT

AVAILABLE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act of 1934, as amended or the Exchange Act. Accordingly, we are required to file reports and other information with the Securities and Exchange Commission, or SEC.

You may inspect and copy reports and other information to be filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of these materials upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed. In addition, the SEC maintains an internet website at http://www.sec.gov, from which you can electronically access these materials. You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information as provided below. We incorporate by reference the following documents that have been filed or furnished to the SEC:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2006, as filed with the SEC on June 1, 2007 and which we refer to in this prospectus as “our Form 20-F”;

•	our report on Form 6-K furnished to the SEC on July 18, 2007;

•	our report on Form 6-K furnished to the SEC on July 23, 2007; and

•	our report on Form 6-K furnished to the SEC on August 30, 2007.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus, in each case, after the date of this prospectus.

As you read the documents described above, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus, is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such document until the exchange offer is complete. You may make such a request by contacting us at: TAM S.A., Av. Jurandir, 856 – Lote 4, 1° andar, 04072-000 São Paulo, São Paulo, Federative Republic of Brazil, telephone: +55-11-5582-9715, fax: +55-11-5582-8149, email: invest@tam.com.br.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. exchange notes Exchange Act of 1934, as amended, or the Exchange Act. These statements appear in a number of places in this prospectus, principally in “Risk Factors” and “Summary”, and in our Form 20-F, which is incorporated by reference herein, principally in “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects”, and include statements regarding our intent, belief or current expectations or those of our officers with respect to, among other things, the use of proceeds of the offering, our financing plans, trends affecting our financial condition or results of operations, the impact of competition and future plans and strategies. These statements reflect our views with respect to such matters and are subject to risks, uncertainties and assumptions, including, among other things:

•	economic and political developments in both Brazil and the principal international markets in which we operate;

•	our management’s expectations and estimates as to future financial performance, financial plans and the impact of competition on our business;

•	our level of indebtedness and other payment obligations;

•	our plans relating to investments and capital expenditures;

•	variations in interest rates, inflation and the exchange rate relating to the real (with respect to both potential depreciation and appreciation of the real);

•	existing and future regulations;

•	increases in fuel costs, maintenance costs and insurance premiums;

•	changes in market prices, preferences of consumers and competitive conditions;

•	cyclical and seasonal variations in our results of operations;

•	defects or other mechanical problems in our aircraft;

•	the implementation of our strategies and growth plans;

•	changes in fiscal policy and tax laws; and

•	other risk factors set forth in “Risk Factors”.

The words “believe”, “expect”, “continue”, “understand”, “hope”, “estimate”, “will”, “may”, “might”, “should”, “intend” and other similar expressions are intended to identify forward-looking statements and estimates. Such statements refer only to the date on which they were expressed and we assume no obligation to publicly update or revise any such estimates resulting from new information or any other events. As a result of the inherent risks and uncertainties involved, the forward-looking statements included in this prospectus may not be accurate and our future results of operations and performance may differ materially from those set out for a number of different reasons. No forward-looking statement in this prospectus is a guarantee of future performance and each estimate involves risks and uncertainties.

iii

SUMMARY

This summary highlights selected information from this prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire prospectus to understand fully the terms of the exchange offer and the exchange notes, as well as the tax and other considerations that are important to you in making your investment decision and participating in the exchange offer. You should pay special attention to the “Risk Factors” section beginning on page 8 of this prospectus.

Overview

We provide scheduled air transportation in both the domestic market and the international market through our operating subsidiaries TAM Linhas Aéreas and TAM Mercosur. According to data provided by ANAC, we are the leading airline in the domestic market, with a 49.1% share of this market in December 2006 and a 46.1% share in December 2005, measured in revenue passenger kilometers (or RPKs, being the product of multiplying the number of paying passengers transported by the number of kilometers flown by such passengers). We offer flights throughout Brazil, serving the largest number of destinations in Brazil of all Brazilian airlines, and operate scheduled passenger and cargo air transport routes to 48 cities, in addition to an additional 26 domestic destinations that we serve through regional alliances with other airlines. We also directly serve 11 international destinations and provide connections to other destinations through commercial agreements with American Airlines, Air France-KLM and certain other airlines. We offer convenience to our passengers by offering frequent and direct flights to and from all major domestic airports at competitive prices. We carried approximately 18.2 million passengers on domestic flights and approximately 1.8 million passengers on international flights in 2005. In 2006 we carried approximately 22.9 million passengers on domestic flights and approximately 2.6 million passengers on international flights. In December 2005, we averaged 636 take-offs per day and in December 2006 we averaged 702 take-offs per day, representing an increase of 10.4%. In order to meet domestic demand, we primarily cater to the business market but also operate in the leisure and cargo markets, which complement our primary operations and allow us to maximize the use of our aircraft.

At December 31, 2006, we operated with a fleet of 95 leased aircraft, consisting primarily of Airbus models A330, A320 and A319, and we had 13,195 employees.

Since our incorporation 30 years ago, we believe that we have demonstrated a history of sustained growth and a proven ability to adapt to the various stages through which the civil aviation industry in Brazil and around the world have passed. We believe that Brazil is currently the fifth largest domestic aviation market in the world and has one of the busiest shuttle services in the world (São Paulo — Rio de Janeiro). In the past four years, we believe that our rate of growth has been significantly higher than that of our competitors in the domestic market, as indicated by the data in the following graph:

Growth rate (Index 2002)

Source: ANAC.

We believe that we have a strong corporate culture, embedded by our founder Captain Rolim Adolfo Amaro, that permeates all levels of our company and continues to guide the day-to-day activities of our management. In order to ensure that we act in accordance with best practices and provide value-added service to our passengers, we seek to embed our culture in the training provided to new employees and believe that all of our staff are products of this practice. We strive to meet the highest international standards for safety and, in 2007, became the only Brazilian airline to receive the IOSA (IATA Operational Safety Audit) registration, widely recognized as a global standard for airline operational safety management. Our mission is to be the best, most profitable airline in Latin America, with a reputation for operational, managerial and ethical excellence, and we consistently transmit this mission statement to our employees.

We are a holding company whose principal shareholder is the Amaro family. The Amaro family owns TAM — Empreendimentos e Participações S.A., or TEP, Aerosystem S.A. Empreendimentos e Participações, or Aerosystem, and Agropecuária Nova Fronteira Limitada, or Nova Fronteira, which together own 99.97% of our common shares and exercise 99.97% of the voting rights. Accordingly the Amaro family has a significant degree of control over our business and any significant transactions we may undertake.

Our headquarters are located at Avenida Jurandir, 856, Lote 4, 1o andar, CEP 04072-000, São Paulo, SP, Brazil. The telephone number of our Investor Relations Department is +55 11 5582-9715 and the e-mail address of our Investor Relations Department is invest@tam.com.br.

The Issuer

TAM Capital Inc., issuer of the unregistered notes and the exchange notes, is an exempted limited liability company incorporated under the laws of the Cayman Islands. The Issuer was established on April 5, 2007 for the purpose of issuing the notes and any directly related activities. The authorized share capital of the Issuer is US$50,000, divided into 5,000,000 shares of US$0.01 par value each. TAM Linhas Aéreas is the only shareholder of the Issuer and holds all 100,000 issued shares. See “Management of the Issuer” in this prospectus for a description of the directors of the Issuer.

SUMMARY OF THIS EXCHANGE OFFER

In April 2007, we completed an offering of U.S.$300 million principal amount of securities that was exempt from the SEC’s registration requirements. In connection with that offering, we agreed, among other things, to use our reasonable best efforts to deliver this prospectus to you and to consummate this exchange offer by October 31, 2007.

This Exchange Offer	We are offering to exchange up to U.S.$300,000,000 aggregate principal amount of exchange notes which have been registered under the Securities Act for up to U.S.$300,000,000 of outstanding aggregate principal amount of unregistered notes.

The form and terms of the exchange notes that we are offering in this exchange offer are identical in all material respects to the form and terms of the unregistered notes which were issued on April 25, 2007 in an offering that was exempt from the SEC’s registration requirements, except that the exchange notes that we are offering in this exchange offer have been registered under the Securities Act. The exchange notes will not contain terms with respect to transfer restrictions or interest rate increases that relate to our failure to file a registration statement for the exchange notes. The exchange notes that we are offering in this exchange offer will evidence the same obligations as, and will replace, the unregistered notes and will be issued under the same indenture.

If you wish to exchange an outstanding unregistered note, you must properly tender it in accordance with the terms described in this prospectus. We will exchange all outstanding securities that are validly tendered and are not validly withdrawn.

As of this date, there are U.S.$300 million principal amount of unregistered notes outstanding. The exchange offer is not contingent upon any minimum aggregate principal amount of unregistered notes being tendered for exchange. We will issue registered securities on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We are making this exchange offer in order to satisfy our obligation under the registration rights agreement, entered into on April 25, 2007, to cause our registration statement to become effective under the Securities Act. You are entitled to exchange your unregistered notes for registered securities with substantially identical terms. After the exchange offer is complete, you will generally no longer be entitled to any registration rights with respect to your unregistered notes.

Resales of the Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• you acquire any exchange note in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

• you are not a broker-dealer who purchased unregistered notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act).

If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your unregistered notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for securities that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer who acquired unregistered notes as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. We believe that no registered holder of the unregistered notes is an affiliate (as the term is defined in Rule 405 of the Securities Act).

Expiration Date	This exchange offer will expire at 5:00 p.m. on , 2007, New York City time, unless we decide to extend the expiration date.

Conditions to this Exchange Offer	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, the expiration date.

U.S. Federal Income Tax Consequences	The exchange of unregistered notes for exchange notes in accordance with this exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in this exchange offer. We will pay all registration expenses incident to this exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

Issuer	TAM Capital Inc.

Guarantors	TAM S.A. and TAM Linhas Aéreas S.A.

The Exchange Notes	U.S.$300,000,000 aggregate principal amount of 7.375% senior guaranteed notes due 2017.

Maturity Date	April 25, 2017.

Interest Payment Dates	April 25 and October 25 of each year, commencing on October 25, 2007.

Interest	The exchange notes will bear interest from April 25, 2007 at the annual rate of 7.375%, payable semi-annually in arrears on each interest payment date.

Ranking	The exchange notes will be unsecured and will rank equally with the other unsecured indebtedness the Issuer may incur. The exchange notes will be guaranteed, jointly and severally, on an unsecured unsubordinated basis by the Guarantors. The guarantees will rank equally in right of payment with the other unsecured indebtedness and guarantees of the Guarantors. The exchange notes will be effectively junior to the Issuer’s and the Guarantors’ secured indebtedness. Under Brazilian law, holders of the exchange notes will not have any claim whatsoever against the Guarantors’ non-guarantor subsidiaries. See “Description of the Exchange Notes — Ranking”. As of June 30, 2007, the Guarantors had U.S.$464 million of consolidated long-term indebtedness. As of June 30, 2007, the Guarantors had U.S.$601 million of consolidated secured indebtedness. In each case, these figures are based on translations into U.S. dollars at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.

Guarantees	The Guarantors will unconditionally guarantee, jointly and severally, on an unsecured unsubordinated basis, all of the Issuer’s obligations pursuant to the exchange notes.

Optional Redemption	The Issuer may redeem for cash all or a portion of the exchange notes at any time or from time to time, by paying the redemption price described under “Description of the Exchange Notes — Redemption — Optional Redemption”, which will be equal to the greater of (1) 100% of the principal amount of the exchange notes being redeemed and (2) a make whole amount, if any, together with accrued and unpaid interest to the redemption date.

Tax Redemption	The Issuer may, at its option, redeem the exchange notes, in whole but not in part, at 100% of their principal amount plus accrued interest and additional amounts, if any, upon the occurrence of specified events relating to the applicable tax law. See “Description of the Exchange Notes — Redemption — Tax Redemption”.

Additional Amounts	Payments of interest on the exchange notes will be made after withholding and deduction for any Brazilian or Cayman Islands taxes as set forth under “Taxation”. The Issuer, in respect of the exchange notes, and the Guarantors, in respect of the guarantees, will pay such additional amounts as will result in receipt by the holders of exchange notes of such amounts as would have been received by them had no such withholding or deduction for Brazilian or Cayman Islands taxes been required, subject to certain exceptions set forth under “Description of the exchange notes — Additional Amounts”.

Covenants	The terms of the exchange notes do not contain any restrictive covenants or other provisions designed to protect holders of the exchange notes in the event that the Issuer or the Guarantors or any other of the Guarantors’ present or future subsidiaries participate in a highly leveraged transaction. The terms of the exchange notes do not permit the Issuer and the Guarantors to consolidate or merge with, or transfer all or substantially all of their respective assets to, another person, or to enter into transactions with affiliates, unless the Issuer or the Guarantors, as the case may be, comply with certain requirements. See “Description of the Exchange Notes — Covenants”.

Change of Control Offer	Upon the occurrence of a change of control that results in a ratings decline, you will have the right, as a holder of the exchange notes, subject to certain exceptions, to require the Issuer to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, on the repurchase date. See “Description of the Exchange Notes — Repurchase of exchange notes Upon a Change of Control”.

Events of Default	The exchange notes and the indenture will contain certain events of default, consisting of, among others, the following:

• failure to pay the principal when due or failure to pay interest in respect of the exchange notes within 30 days of the due date for an interest payment;

• failure to comply with the Issuer’s and the Guarantors’ covenants with such failure continuing for either 30 or 60 days, after written notice has been delivered to the Issuer and the Guarantors;

• indebtedness of the Issuer, the Guarantors or any of the significant subsidiaries of TAM S.A. exceeding U.S.$50 million is not paid when due or is accelerated; and

• specified events of bankruptcy, liquidation or insolvency of us or any of our subsidiaries.

For a full description of the Events of Default, see “Description of the Exchange Notes — Events of Default”.

Further Issuances	The Issuer may from time to time without notice to or consent of the holders of exchange notes create and issue an unlimited principal amount of additional exchange notes of the same series as the exchange notes initially issued in this offering. Holders of the exchange notes should be aware that additional exchange notes that are treated as the same series as the exchange notes initially issued in this offering may be treated as separate issues for U.S. federal income tax purposes. See “Description of the Exchange Notes — Further Issuances”.

Use of Proceeds	We will receive no proceeds from the exchange of the unregistered notes for the exchange notes.

Form and Denomination; Settlement	The exchange notes will be issued in fully registered form in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

The exchange notes will be issued in book-entry form through the facilities of DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear, and Clearstream, Luxembourg and will trade in DTC’s same-day funds settlement system. Beneficial interests in exchange notes held in book-entry form will not be entitled to receive physical delivery of certificated exchange notes, except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Form, Denomination and Transfer”.

Listings	Application has been made to list the exchange notes on the Official List of the Luxembourg Stock Exchange and application for admission to trading has been made on the Euro MTF market of the Luxembourg Stock Exchange. The Issuer cannot assure you, however, that this application will be accepted, or if accepted, that the exchange notes will remain so listed.

Governing Law	The indenture, the guarantees and the exchange notes will be governed by the laws of the State of New York.

Trustee, Transfer Agent and Registrar	The Bank of New York.

Principal Paying Agent	The Bank of New York.

Luxembourg Listing Agent	The Bank of New York (Luxembourg) S.A.

RISK FACTORS

The information presented in our Form 20-F and the following section describe some but not all of the risks associated with the exchange notes. You should consider, among other things, the risk factors with respect to our company, Brazil and to the exchange notes not normally associated with investing in securities issued by companies in the United States or in countries with similarly developed capital markets, including those set forth in our Form 20-F and those set forth below. See “ITEM 3.D — Risk Factors” in our Form 20-F which is incorporated herein by reference.

Risks Relating to the Exchange Notes

There are no financial covenants in the notes or the indenture.

Neither the exchange notes nor the indenture contain any restrictions on our ability to incur additional debt or liabilities, including additional senior debt. If we incur additional debt or liabilities, our ability to pay our obligations on the exchange notes could be adversely affected. We expect that we will, from time to time, incur additional debt and other liabilities. In addition, neither the exchange notes nor the indenture contain any restrictions on our ability to create liens on our assets, paying dividends or issuing or repurchasing securities under the indenture.

Payments on the exchange notes and the guarantees will be junior to any secured debt obligations of us and the Guarantors, as the case may be, and effectively junior to debt obligations of any non-guarantor subsidiaries.

The exchange notes will constitute unsecured, unsubordinated obligations of us and will rank equal in right of payment with all of our existing and future unsecured, unsubordinated indebtedness. The guarantees will rank equally in right of payment with the Guarantors’ other existing and future unsecured, unsubordinated indebtedness. Although the holders of the exchange notes will have a direct, but unsecured claim on our assets and property, payment on the exchange notes will be subordinated to any secured debt we have to the extent of the assets and property securing such debt. As of December 31, 2006, we had R$1,159 million in secured debt outstanding. Payment on the exchange notes will also be structurally subordinated to the payment of secured and unsecured debt and other creditors of our non-guarantor subsidiaries. In addition, under Brazilian law, the obligations of the Guarantors under the guarantees are subordinated to certain statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes, court fees, expenses and costs. In the event of the Guarantors’ liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the exchange notes.

The guarantees may not be enforceable.

The guarantees provide a basis for a direct claim against the Guarantors; however it is possible that the guarantees may not be enforceable under Brazilian law. While Brazilian law does not prohibit the giving of guarantees and, as a result, does not prevent the guarantees of the exchange notes from being valid, binding and enforceable against the Guarantors, in the event that a Guarantor becomes subject to a reorganization proceeding or to bankruptcy, the relevant guarantee may be deemed to have been a fraudulent transfer and declared void, based upon the Guarantor being deemed not to have received fair consideration in exchange for such guarantee.

In addition, under Brazilian law, a guarantee is considered accessory to the underlying or principal obligation and the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, in case our underlying obligations under the exchange notes or the indenture are declared null, the guarantees would, under Brazilian law, be deemed to be null as well.

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control that results in a rating decline, as defined under the indenture governing the exchange notes, you will have the right to require us to offer to purchase all of the exchange notes then outstanding at a price equal to 101% of the principal amount of the exchange notes, plus accrued interest. We cannot assure you that we would be able to obtain sufficient funds to pay the purchase price of the outstanding exchange notes in these circumstances. Our failure to offer to purchase all outstanding exchange notes or to purchase all validly tendered exchange notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

An active trading market for the exchange notes may not develop.

There is currently no market for the exchange notes. Application has been made to have the exchange notes traded on the Euro MTF. We cannot assure you that this application will be accepted. Even if the exchange notes are listed on this exchange, we may delist the exchange notes. A trading market for the exchange notes may not develop, or if a market for the exchange notes were to develop, the exchange notes may trade at a discount from their initial offering price, depending on many factors including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. If an active market for the exchange notes does not develop or is interrupted, the market price and liquidity of the exchange notes may be adversely affected.

Judgments of Brazilian courts in respect of our obligations under the exchange notes would be payable only in reais.

If proceedings were to be brought in the courts of Brazil seeking to enforce our obligations under the exchange notes, we would not be required to discharge our obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts will be expressed in reais equivalent to the U.S. dollar at the exchange rate published by the Central Bank as of the date on which such judgment is rendered. We cannot assure you that this exchange rate will provide full compensation in respect of the amount of your investment in the exchange notes.

Risks relating to the Unregistered Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.

If you do not exchange the unregistered notes for exchange notes in this exchange offer, you will continue to be subject to the restrictions on transfer of your unregistered notes. We do not intend to register the unregistered notes under the Securities Act. To the extent unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected. See “This Exchange Offer.”

THIS EXCHANGE OFFER

Purpose and Terms of this Exchange Offer

The unregistered notes were originally sold in April 2007 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, U.S.$300 million aggregate principal amount of unregistered notes is outstanding. In connection with the sale of the unregistered notes, we entered into a registration rights agreement in which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement with respect to the exchange of unregistered notes for exchange notes and to cause the registration statement to remain effective until the closing of the exchange offer. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to U.S.$300 million aggregate principal amount of unregistered notes for U.S.$300 million aggregate principal amount of exchange notes which have been registered under the Securities Act. We will accept for exchange unregistered notes that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may tender your unregistered notes in whole or in part in the amount of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of unregistered notes. We reserve the right in our sole discretion to purchase or make offers for any unregistered notes that remain outstanding after the expiration date or, as detailed under the caption “— Conditions to this Exchange Offer”, to terminate this exchange offer and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the unregistered notes entitled to participate in the exchange offer.

Only a registered holder of the unregistered notes (or the holder’s legal representative or attorney-in-fact) may participate in the exchange offer. Holders of unregistered notes do not have any appraisal or dissenters’ rights in connection with this exchange offer. Existing securities which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.

If we do not accept any tendered unregistered notes for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted unregistered notes, without expense, to the tendering holder promptly after the expiration date.

If you tender unregistered notes in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See “— Fees and Expenses”.

Unless the context requires otherwise, the term “holder” with respect to this exchange offer means any person in whose name the unregistered notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of unregistered notes (including, for purposes of this exchange offer, beneficial interests in the unregistered notes held by direct or indirect participants and unregistered notes held in definitive form).

WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING SECURITIES INTO

THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF EXISTING SECURITIES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time on          , 2007; unless we extend this exchange offer, in which case the term “expiration date” shall mean the latest date and time to which we extend this exchange offer.

We expressly reserve the right, at any time or from time to time, so long as applicable law allows:

•	to delay our acceptance of unregistered notes for exchange;

•	to terminate or amend this exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

•	to extend the expiration date and retain all unregistered notes tendered into this exchange offer, subject, however, to your right to withdraw your tendered unregistered notes as described under “— Withdrawal Rights”.

If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the unregistered notes, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering the Existing Exchange Notes

Upon the terms and the conditions of this exchange offer, we will exchange, and we will issue to the exchange agent, exchange notes for unregistered notes that have been validly tendered and not validly withdrawn promptly after the expiration date. The tender by a holder of any unregistered notes and our acceptance of that holder’s unregistered notes will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

Valid Tender

We will deliver exchange notes in exchange for unregistered notes that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your unregistered notes pursuant to this exchange offer if the exchange agent receives prior to the expiration date at the address listed under the caption “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

•	if the unregistered notes are tendered in accordance with the book-entry procedures set forth below, the tendering security holder may transmit an agent’s message (described below) instead of a letter of transmittal.

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the unregistered notes along with the letter of transmittal; or

•	the exchange agent must receive a timely book-entry confirmation of a book-entry transfer of the tendered securities into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent’s message in lieu of the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

Accordingly, we may not make delivery of exchange notes to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the unregistered notes, book-entry confirmations with respect to unregistered notes and the other required documents.

The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of unregistered notes into the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

If you tender less than all of your unregistered notes, you should fill in the amount of unregistered notes you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent’s message if you have not delivered a letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person’s authority to act. For unregistered notes registered in two or more names, all named holders must sign the letter of transmittal and related tender documents. Tenders from persons other than the registered holder of unregistered notes will only be accepted if the customary transfer requirements, including any applicable transfer taxes, are fulfilled.

If you are a beneficial owner of unregistered notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.

THE METHOD OF DELIVERY OF EXISTING SECURITIES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND AT YOUR SOLE RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY AND YOU SHOULD OBTAIN PROPER INSURANCE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR EXISTING SECURITIES TO TAM. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

Book-Entry Transfer

Holders who are participants in DTC tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program or ATOP at DTC on or prior to the expiration date. DTC will verify this acceptance and execute a book-entry transfer of the tendered Certificates into the exchange agent’s account at DTC. DTC will then send to the exchange agent a book-entry confirmation including an agent’s message confirming that DTC has received an express acknowledgment from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.

The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for this exchange offer.

Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the unregistered notes by causing DTC to transfer these unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers.

If the tender is not made through ATOP, you must deliver the unregistered notes and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption “— Exchange Agent” prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

Delivery of documents to DTC does not constitute delivery to the exchange agent and book-entry transfer to DTC in accordance with its respective procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

Signature Guarantees

Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

•	a certificate for unregistered notes is registered in a name other than that of the person surrendering the certificate; or

•	a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. See “Instructions” in the letter of transmittal.

In the case of either of the cases outlined above, you must duly endorse these certificates for unregistered notes or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution” that is a member of a medallion guarantee program, unless these unregistered notes are surrendered on behalf of that eligible guarantor institution. An “eligible guarantor institution” includes the following:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

Guaranteed Delivery

If you desire to tender unregistered notes into this exchange offer and:

•	the certificates for the unregistered notes are not immediately available;

•	time will not permit delivery of the unregistered notes and all required documents to the exchange agent on or prior to the expiration date; or

•	the procedures for book-entry transfer cannot be completed on a timely basis,

you may nevertheless tender the unregistered notes, provided that you comply with all of the following guaranteed delivery procedures:

•	tender is made by or through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange and must include a guarantee by this eligible guarantor institution in the form in the Notice of Guaranteed Delivery; and

•	within three New York Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:

•	the certificates, or book-entry confirmation, representing all tendered unregistered notes, in proper form for transfer;

•	a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal, with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Determination of Validity

•	We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered unregistered notes. Our determination will be final and binding on all parties.

•	We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of unregistered notes that we determine are not in proper form.

•	We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of unregistered notes if our counsel advises us that the tender is unlawful.

•	We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of unregistered notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

•	Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to us, will be final and binding on all parties.

•	We will not consider the tender of unregistered notes to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

•	Neither we, our affiliates, the exchange agent, and any other person will be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.

Acceptance for Exchange for the Exchange Notes

Upon satisfaction or waiver of all of the conditions of the exchange offer, we will accept, promptly after the expiration date, all unregistered notes properly tendered and will issue the exchange notes promptly after acceptance of the unregistered notes. See “— Conditions to this Exchange Offer”. Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, unregistered notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these unregistered notes for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of unregistered notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving unregistered notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered unregistered notes. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

•	the acceptance for exchange or the exchange of any unregistered notes tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of unregistered notes;

•	we extend this exchange offer; or

•	we are unable to accept for exchange or exchange unregistered notes tendered in this exchange offer,

then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered unregistered notes and these unregistered notes may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under “— Withdrawal Rights”.

Interest

For each unregistered note that we accept for exchange, the unregistered note holder will receive an exchange note having a principal amount and final distribution date equal to that of the surrendered unregistered note. If we complete this exchange offer before October 25, 2007, interest on the exchange notes will accrue from April 25, 2007. If we complete this exchange offer on or after October 25, 2007, interest on the exchange notes will accrue from October 25, 2007.

Resales of the Exchange Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you acquire any exchange note in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	you are not a broker-dealer who purchased outstanding securities directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of TAM.

If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your unregistered notes from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

Each broker-dealer that is issued exchange notes for its own account in exchange for unregistered notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer who acquired unregistered notes under these circumstances may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of unregistered notes at any time prior to the expiration date.

•	In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption “— Exchange Agent” prior to the expiration date.

•	Each notice of withdrawal must specify:

•	the name of the person who tendered the unregistered notes to be withdrawn;

•	the aggregate principal amount of unregistered notes to be withdrawn; and

•	if certificates for these unregistered notes have been tendered, the name of the registered holder of the unregistered notes as set forth on the unregistered notes, if different from that of the person who tendered these unregistered notes.

•	If you have delivered or otherwise identified to the exchange agent certificates for unregistered notes, the notice of withdrawal must specify the serial numbers on the particular certificates for the unregistered notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of unregistered notes tendered for the account of an eligible guarantor institution.

•	If you have tendered unregistered notes in accordance with the procedures for book-entry transfer listed in “— Procedures for Tendering the Existing exchange notes — Book-Entry Transfer”, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of unregistered notes and must otherwise comply with the procedures of DTC.

•	You may not rescind a withdrawal of your tender of unregistered notes.

•	We will not consider unregistered notes properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender unregistered notes at any subsequent time prior to the expiration date by following any of the procedures described above in “— Procedures for Tendering the Existing exchange notes”.

•	We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

•	We will return to the holder any unregistered notes which have been tendered but which are withdrawn promptly after the withdrawal.

Conditions to this Exchange Offer

Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any unregistered notes. We may terminate this exchange offer, whether or not we have previously accepted any unregistered notes for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent

We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:

By Mail, Hand and Courier:

The Bank of New York
Corporate Trust Operations, Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: Corporate Trust Operations, Reorganization Unit
By Facsimile: +1 212-815-5305
Confirm by telephone: +1 212-815-4991

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders of the unregistered notes. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.

We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and security trustee reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of unregistered notes, and in handling or tendering for their customers.

Transfer Taxes

Holders who tender their unregistered notes will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

•	you want us to deliver exchange notes to any person other than the registered holder of the unregistered notes tendered;

•	you want us to issue the exchange notes in the name of any person other than the registered holder of the unregistered notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes in connection with this exchange offer,

then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

Consequences of Exchanging or Failing to Exchange Unregistered Notes

Holders of unregistered notes who do not exchange their unregistered notes for exchange notes in this exchange offer will continue to be subject to the provisions of the agreements regarding transfer and exchange of the unregistered notes and the restrictions on transfer of the unregistered notes set forth on the legend on the unregistered notes. In general, the unregistered notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the unregistered notes under the Securities Act except with respect to this exchange offer.

Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that exchange notes issued in this exchange offer in exchange for unregistered notes may be offered for resale, resold or otherwise transferred by the holders (other than any holder that is an affiliate of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of these exchange notes. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.

Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder:

•	could not rely on the applicable interpretations of the staff of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding securities, where the outstanding securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution”.

In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to “qualified institutional buyers” (as defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

We will receive no proceeds from the exchange of unregistered notes for exchange notes. The issuance of the exchange notes will not result in any change in our aggregate indebtedness. The net proceeds from the unregistered notes was approximately U.S.$292,400,000 (after deducting fees, discounts and other expenses). Those proceeds were used primarily for fleet renewal and expansion, with the remainder being used for general corporate purposes.

EXCHANGE CONTROLS AND FOREIGN EXCHANGE RATES

Until March 14, 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market, or the Commercial Market, and the floating rate exchange market, or the Floating Market. On January 25, 1999, the Brazilian government announced the unification of the exchange positions of the Brazilian financial institutions in the Commercial Market and in the Floating Market, leading to a convergence in the pricing and liquidity of both markets. Previously, the Commercial Market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as the purchase and sale of registered investments by foreign persons and related remittances of funds abroad (including the payment of principal of and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and duly registered with the Central Bank). The Floating Market rate generally applied to specific transactions for which Central Bank approval was not required. Both the Commercial Market rate and the Floating Market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Conselho Monetário Nacional issued Resolution No. 3,265 and Resolution No. 3,266 (each of which became effective on March 14, 2005), pursuant to which several changes were introduced in the Brazilian foreign exchange regime, including (i) the unification of the Commercial Market and the Floating Market, and (ii) the relaxation of rules for the acquisition of foreign currency by Brazilian residents. It is expected that the Central Bank will introduce further regulations in relation to foreign exchange transactions as well as to payments and/or transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as International Transfer of Reais), including those made through so-called non-resident accounts (also known as CC5 accounts).

See “ITEM 3.D — Risk Factors — Risks Related to Brazil — Exchange rate instability may have adverse effects on the Brazilian economy, our business, financial condition, results of operations and prospects and the trading price of the notes” in our Form 20-F.

Brazilian law provides that, whenever there (i) is a serious imbalance in Brazil’s balance of payments, or (ii) are serious reasons to foresee a serious imbalance in Brazil’s balance of payments, temporary restrictions may be imposed on remittances of foreign capital abroad.

The following table sets forth the Commercial Market rate for the purchase of U.S. dollars expressed in reais per U.S. dollar for the periods and dates indicated:

	Exchange Rates of Reais per U.S.$1.00
Year Ended	Low	High	Average(1)	Period End

December 31, 2002	2.271	3.955	2.931	3.533
December 31, 2003	2.822	3.662	3.072	2.889
December 31, 2004	2.654	3.205	2.926	2.654
December 31, 2005	2.163	2.762	2.285	2.341
December 31, 2006	2.059	2.371	2.215	2.138

(1)	Represents the daily average rate during each of the relevant periods.

	Exchange Rates of Reais per U.S.$1.00
Six Months Ended	Low	High	Average(1)	Period End

June 30, 2006	2.059	2.371	2.193	2.337
June 30, 2007	1.905	2.156	2.045	1.926

(1)	Represents the daily average rate during each of the relevant periods.

	Exchange Rates of Reais per U.S.$1.00
Month Ended	Low	High	Average(1)	Period End

February 2007	2.077	2.118	2.097	2.118
March 2007	2.050	2.139	2.095	2.050
April 2007	2.023	2.048	2.032	2.034
May 2007	1.929	2.031	1.982	1.929
June 2007	1.905	1.964	1.932	1.926
July 2007	1.845	1.918	1.883	1.878
August 2007 (through August 28, 2007)	1.873	2.112	1.965	1.985

(1)	Represents the average of the lowest and highest rates in the period.

20.1

RATIO OF EARNINGS TO FIXED CHARGES

	At December 31,					At June 30,
Brazilian GAAP	2002	2003	2004	2005	2006	2007
	(In millions of reais, except otherwise stated)

Earnings(1):
Income before income taxes	(871)	235	498	296	853	50
Fixed charges	324	389	274	299	355	154
Total earnings	(547)	624	772	595	1,208	204
Fixed charges(2):
Interest costs(3)	133	173	57	90	115	15
Estimated interest within operating lease expenses(4)	191	216	217	209	240	139
Total fixed charges	324	389	274	299	355	154
Ratio of earnings to combined fixed charges(5)(6)		1.60x	2.82x	1.99x	3.40x	1.32x

	At December 31,					At June 30,
U.S. GAAP	2002	2003	2004	2005	2006	2007
	(In millions of reais, except otherwise stated)

Earnings(1):
Income before income taxes	(1,651)	957	630	644	1,242	323
Fixed charges	353	406	294	329	394	258
Total earnings	(1,298)	1,363	924	973	1,636	581
Fixed charges(2):
Interest costs(3)	236	284	187	229	267	178
Estimated interest within operating lease expenses(4)	117	122	107	100	127	80
Total fixed charges	353	406	294	329	394	258
Ratio of earnings to combined fixed charges(5)(6)		3.36x	3.14x	2.96x	4.15x	2.25x

(1)	Total earnings is the sum of our income before income taxes and our fixed charges, as defined below.

(2)	Fixed charges is the sum of our interest expenses and our estimated interest within operating lease expenses.

(3)	Relates to interest costs on continuing operations.

(4)	Represents one-third of our operating lease expenses, which is a reasonable approximation of the interest factor included within operating lease expenses.

(5)	Ratio of earnings to combined fixed charges is calculated by dividing total earnings by total fixed changes.

(6)	Due to the loss incurred in 2002, earnings were insufficient to achieve ratio coverage of one- to-one. The amount of earnings required to attain a ratio of one-to-one would be R$871 million (U.S.$451 million) and R$1,651 million (U.S.$855 million), under Brazilian GAAP and U.S. GAAP respectively. In each case, the U.S. dollar figures are based on translations into U.S. dollars at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.

CAPITALIZATION

The following table sets forth our consolidated short-term and long-term indebtedness, shareholders’ equity and total capitalization at June 30, 2007. The information set forth in the table below is derived from our unaudited consolidated financial statements at June 30, 2007, prepared in accordance with Brazilian GAAP. The table below contains translations of the real amounts, before rounding, into U.S. dollars. These translations were made at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.

There has been no material change to our consolidated capitalization, prepared in accordance with Brazilian GAAP, since June 30, 2007.

	At June 30, 2007
	(In R$ millions)	(In U.S.$ millions)

Short-term debt (accumulated interest and current portion of long-term debt)
Loans and financing
Secured	280	145
Unsecured	27	14
Finance lease and operating lease liabilities
Secured	69	36
Unsecured	—	—
Reorganization of Fokker 100 fleet
Secured	8	4
Unsecured	—	—
Debentures
Secured	49	25
Unsecured	—	—

Total short-term debt	440	228

Long-term debt
Loans and financing
Secured	491	254
Unsecured	81	42
Finance lease and operating lease liabilities
Secured	69	36
Unsecured	—	—
Reorganization of Fokker 100 fleet
Secured	51	26
Unsecured	—	—
Debentures
Secured	500	259
Unsecured	—	—
Senior Notes
Secured	—	—
Unsecured	579	300

Total long-term debt	1,771	917

Shareholders’ equity	1,473	763

Total capitalization(1)	3,244	1,908

(1)	Total capitalization represents the sum of long-term debt and shareholders’ equity. Short-term debt is not included in capitalization.

MANAGEMENT OF THE ISSUER

The following table sets forth the name and position of each member of the Issuer’s board of directors. The business address of each member is the address of our head office, Avenida Jurandir, 856, Lote 4, 1° andar, CEP 04072-000, São Paulo, SP, Brazil.

Name	Position

Marco Antonio Bologna	Director
Líbano Miranda Barroso	Director
Egberto Vieira Lima	Director
Cristina Anne Betts	Director
Marcos da Rocha Ferreira Mendes	Director

Summary biographical information for Marco Antonio Bologna and Líbano Miranda Barroso is contained in our Form 20-F under the caption “ITEM 6. Directors, Senior Management and Employees.” Summary biographical information for the remaining members of the Issuer’s board of directors is set out below:

Egberto Vieira Lima, Director.  Mr. Lima has a bachelor’s degree in business administration. Mr. Lima previously worked for Bunge Born and Alcoa Aluminio S.A. He joined TAM Linhas Aéreas in 1995 and has been working as Financial Director since 2000.

Cristina Anne Betts, Director.  Mrs. Betts has a bachelor’s degree in business administration from Fundação Getúlio Vargas — FGV, a post-graduate degree in Business Administration from FGV and an MBA from INSEAD. Mrs. Betts previously worked for Bain & Co and CSFB Garantia. She joined TAM Linhas Aéreas in 2004 and has been working as Controlling and Planning Director since that time.

Marcos da Rocha Ferreira Mendes, Director.  Mr. Mendes has a bachelor’s degree in economics from Universidade de São Paulo and an MBA in Finance from IBMEC-SP. Mr. Mendes previously worked for Volkswagen do Brasil and Unibanco S.A. He joined TAM Linhas Aéreas in 2006 and has been working as Financial Manager since that time.

DESCRIPTION OF THE EXCHANGE NOTES

The following summary describes certain provisions of the exchange notes and the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the exchange notes. Copies of the indenture and specimen exchange notes may be obtained by prospective investors upon request to the trustee or the paying agent in Luxembourg at the addresses set forth under “Available Information”.

The exchange notes will be issued pursuant to an indenture, dated as of April 25, 2007, among the Issuer, TAM S.A. and TAM Linhas Aéreas S.A., each as guarantors, or the Guarantors, and The Bank of New York, as trustee (which term includes any successor as trustee under the indenture), transfer agent, registrar and principal paying agent. A copy of the indenture, including the form of the exchange notes, is available for inspection during normal business hours at the office of the trustee set forth under “Additional Information”. The trustee or any other paying agent will also act as transfer agent and registrar in the event that the Issuer issues certificates for the exchange notes in definitive registered form.

This description of the exchange notes is a summary of the material provisions of the exchange notes and the indenture. You should refer to the indenture for a complete description of the terms and conditions of the exchange notes and the indenture, including the obligations of the Issuer and the Guarantors and your rights.

You will find the definitions of capitalized terms used in this section under “— Certain Definitions”.

General

The exchange notes:

•	will be senior unsecured obligations of the Issuer;

•	will initially be limited to an aggregate principal amount of U.S.$300,000,000;

•	will mature on April 25, 2017, and be payable in an amount equal to the aggregate principal amount of the exchange notes then outstanding plus accrued and unpaid interest to that date;

•	will be issued in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof; and

•	will be represented by one or more registered securities in global form and may be exchanged for registered securities in definitive form only in limited circumstances.

Interest on the exchange notes:

•	will accrue at the rate of 7.375% per annum;

•	will accrue from the date of issuance or from the most recent interest payment date;

•	will be payable in cash semi-annually in arrears on April 25 and October 25 of each year, commencing on October 25, 2007;

•	will be payable to the holders of record on April 10 and October 10 immediately preceding the related interest payment dates; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, and interest and any additional amounts on, the exchange notes will be payable, and the transfer of exchange notes will be registrable, at the office of the trustee, and at the offices of the paying agents and transfer agents, respectively. For so long as the exchange notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of that stock exchange will so require, the Issuer will also maintain a paying agent and transfer agent in Luxembourg.

The indenture does not limit the amount of debt or other obligations that may be incurred by the Issuer or the Guarantors or any of their present or future Subsidiaries. The indenture does not contain any restrictive covenants or other provisions designed to protect holders of the exchange notes in the event the Issuer or the Guarantors or any of their present or future Subsidiaries participate in a highly leveraged transaction.

Further Issuances

The Issuer is entitled, without the consent of the holders, to issue additional exchange notes under the indenture on the same terms and conditions as the exchange notes being offered hereby in an unlimited aggregate principal amount. The exchange notes and the additional exchange notes, if any, will be treated as a single class for all purposes of the indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the exchange notes”, references to the exchange notes include any additional exchange notes actually issued.

Holders of the exchange notes should be aware that additional exchange notes that are treated as the same series for non-U.S. federal income tax purposes as the exchange notes initially issued in this offering may be treated as separate issues for U.S. federal income tax purposes. Such additional exchange notes, depending on the facts, could be considered to be issued with original issue discount for U.S. federal income tax purposes (OID). If purchasers of exchange notes are not able to differentiate between exchange notes sold as a part of the issuance of additional exchange notes and previously issued exchange notes, purchasers of the original series of exchange notes after the issue date of such additional exchange notes may be required to accrue OID for U.S federal income tax purposes with respect to their exchange notes. This may affect the market value of outstanding exchange notes at the time of an additional issuance.

Ranking

The exchange notes and the guarantees will be unsecured, unsubordinated obligations of each of the Issuer and the Guarantors, ranking equally with all of their other respective unsubordinated obligations. However, the exchange notes will effectively rank junior to all secured debt of the Issuer and the Guarantors to the extent of the value of the assets securing that debt.

As of June 30, 2007, the Guarantors had U.S.$653 million of consolidated indebtedness, based on a translation into U.S. dollars at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.

Guarantees

The Guarantors will unconditionally guarantee, jointly and severally, on an unsecured basis, all of the obligations of the Issuer pursuant to the exchange notes, which we refer to as the guarantees. So long as any exchange note remains outstanding (as defined in the indenture), TAM S.A. shall continue to own directly or indirectly 100% of the outstanding share capital of the Issuer.

The guarantees will be limited to the maximum amount that would not render the Guarantors’ respective obligations subject to avoidance under applicable fraudulent conveyance laws. By virtue of this limitation, the Guarantors’ respective obligations under the guarantees could be significantly less than amounts payable with respect to the exchange notes, or the Guarantors may have effectively no obligation under the guarantees.

None of the Guarantors’ existing or future Subsidiaries (other than TAM Linhas Aéreas S.A. in the case of TAM S.A.) is guaranteeing the exchange notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors, employees and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Guarantors creditors, including holders of the exchange notes. Accordingly, the exchange notes will be effectively subordinated to creditors (including trade creditors and employees) and preferred stockholders, if any, of the Guarantors’ existing or future non-guarantor Subsidiaries. The indenture does not require any of the Guarantors’ existing or future Subsidiaries (other than TAM Linhas Aéreas S.A. in the case of TAM S.A.)

to guarantee the exchange notes, and it does not restrict any of the Guarantors from disposing of its assets to a third party or a Subsidiary that is not guaranteeing the exchange notes.

Under Brazilian law, as a general rule, holders of the exchange notes will not have any claim whatsoever against any non-guarantor Subsidiaries of the Guarantors.

The guarantees will terminate upon defeasance or repayment of the exchange notes, as described under the caption “— Defeasance”.

Redemption

The exchange notes will not be redeemable, except as described below. Any optional or tax redemption may require the prior approval of the Central Bank of Brazil.

Optional Redemption

The exchange notes will be redeemable, at the option of the Issuer, in whole or in part, on any interest payment date (the “Redemption Date”), at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such exchange notes (exclusive of interest accrued on the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest and additional amounts, if any, on the principal amount being redeemed to such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

“Comparable Treasury Price” means with respect to any Redemption Date for exchange notes, the average of two Reference Treasury Dealer Quotations for such Redemption Date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the exchange notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi- annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third business day preceding the Redemption Date.

The Issuer will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the exchange notes to be redeemed, in accordance with the provisions described under “— Notices” below. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the Redemption Date on the exchange notes or portions of such exchange notes called for redemption. In the event that any Redemption Date is not a business day, the Issuer will pay the redemption price on the next business day without any interest or other payment due to the delay. A redemption may be subject to one or more conditions precedent, which shall be stated in the redemption notice. If less than all of the outstanding exchange notes are to be redeemed, the trustee will select the exchange notes to be redeemed in principal amounts of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. In this case, the trustee may select the exchange notes by lot, pro rata or by any other method the trustee considers fair and appropriate.

Tax Redemption

If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction (as defined below under “— Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such laws, any treaties, rules, or related agreements to which the Taxing Jurisdiction is a party or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the exchange notes or on or after the date a successor to the Issuer assumes the obligations under the exchange notes, (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts as described below under “— Additional Amounts” or (ii) either of the Guarantors or any successor to the Guarantor has or will become obligated to pay additional amounts as described below under “— Additional Amounts” in excess of the additional amounts either such Guarantor or any such successor to the Guarantor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% or at a rate of 25% in the case that the holder of the exchange notes is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., a country that does not impose any income tax or that imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) (the “Minimum Withholding Level”), as a result of the taxes, duties, assessments and other governmental charges described above, the Issuer or any successor to the Issuer may, at its option, redeem all, but not less than all, of the exchange notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which either (x) the Issuer or successor to the Issuer would, but for such redemption, become obligated to pay any additional amounts, or (y) in the case of payments made under the Guarantees, either Guarantor or any successor to the Guarantor would, but for such redemption, be obligated to pay the additional amounts above the Minimum Withholding Level. For the avoidance of doubt, the Issuer or any successor to the Issuer shall not have the right to so redeem the exchange notes unless (a) it is obligated to pay additional amounts or (b) either Guarantor or any successor to the Guarantor is obliged to pay additional amounts which in the aggregate amount exceed the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Issuer or any such successor shall not have the right to so redeem the exchange notes unless it has taken reasonable measures to avoid the obligation to pay additional amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Issuer or any successor to the Issuer or the jurisdiction of incorporation of a Guarantor or any successor to the Guarantor.

In the event that the Issuer or any successor to the Issuer elects to so redeem the exchange notes, it will deliver to the trustee: (1) a certificate, signed in the name of the Issuer or any successor to the Issuer by any two of its executive officers or by its attorney in fact in accordance with its bylaws, stating that the Issuer or any successor to the Issuer is entitled to redeem the exchange notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer or any successor to the Issuer to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably acceptable to the trustee, to the effect that (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts or either Guarantor or any successor to the Guarantor has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level, (ii) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, (iii) the Issuer or any successor to the Issuer, or either Guarantor or any successor to the Guarantor, as the case may be, cannot avoid payment of such additional amounts by taking reasonable measures available to it and (iv) that all governmental requirements necessary for the Issuer or any successor to the Issuer to effect the redemption have been complied with.

Open Market Purchases

The Issuer or its affiliates may at any time purchase exchange notes in the open market or otherwise at any price. Any such purchased exchange notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.

Payments

The Issuer will make all payments on the exchange notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

The Issuer will make payments of principal and interest on the exchange notes to the principal paying agent, which will pass such funds to the trustee and the other paying agents or to the holders.

The Issuer will make payments of principal upon surrender of the relevant exchange notes at the specified office of the trustee or any of the paying agents. The Issuer will pay principal on the exchange notes to the persons in whose name the exchange notes are registered at the close of business on the 15th day before the due date for payment. Payments of principal and interest in respect of each exchange note will be made by the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such exchange note at its registered address. Upon application by the holder to the specified office of any paying agent not less than 15 days before the due date for any payment in respect of an exchange note, such payment may be made by transfer to a U.S. dollar account maintained by the payee with a bank in New York City.

Under the terms of the indenture, payment by the Issuer or the Guarantors of any amount payable under the exchange notes or the guarantees, as the case may be, on the due date thereof to the principal paying agent in accordance with the indenture will satisfy the obligation of the Issuer, or the Guarantors, as the case may be, to make such payment; provided, however, that the liability of the principal paying agent shall not exceed any amounts paid to it by the Issuer or the Guarantors, as the case may be, or held by it, on behalf of the holders under the indenture.

All payments will be subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of “— Additional Amounts”. No commissions or expenses will be charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to the Issuer upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to the Issuer for payment as general creditors. After the return of such monies by the trustee or the paying agents to the Issuer, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Listing

The Issuer will use commercially reasonable efforts to cause the exchange notes to be listed on the Euro MTF market of the Luxembourg Stock Exchange and to remain so listed so long as the Issuer and the Guarantors do not reasonably believe that doing so would impose burdensome financial reporting or other requirements, or costs relating thereto.

Form, Denomination and Title

The exchange notes will be in registered form without coupons attached in amounts of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Exchange notes will be represented by one or more permanent global notes in fully registered form without coupons deposited with a custodian for and registered in the name of a nominee of DTC. exchange notes represented by the global notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such securities will therefore settle in immediately available funds. There can be no assurance as to the effect, if any, of settlements in immediately available funds on trading activity in the securities. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg. Except in certain limited circumstances, definitive registered securities will not be issued in exchange for beneficial interests in the global notes. See “Form, Denomination and Transfer — Global Notes”.

Title to the exchange notes will pass by registration in the register. The holder of any exchange note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, writing on, or theft or loss of, the definitive security issued in respect of it) and no person will be liable for so treating the holder.

Transfer of Exchange Notes

Exchange notes may be transferred in whole or in part in an authorized denomination upon the surrender of the note to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the specified office of the registrar or the specified office of any transfer agent. Each new security to be issued upon exchange of securities or transfer of securities will, within three business days of the receipt of a request for exchange or form of transfer, be mailed at the risk of the holder entitled to the security to such address as may be specified in such request or form of transfer.

Transfer of beneficial interests in the global notes will be effected only through records maintained by DTC and its participants. See “Form, Denomination and Transfer”.

Transfer will be effected without charge by or on behalf of the Issuer, the registrar or the transfer agents, but upon payment, or the giving of such indemnity as the registrar or the relevant transfer agent may require, in respect of any tax or other governmental charges which may be imposed in relation to it. The Issuer is not required to transfer or exchange any security selected for redemption.

No holder may require the transfer of a security to be registered during the period of 15 days ending on the due date for any payment of principal or interest on that security.

Additional Amounts

All payments by the Issuer in respect of the exchange notes or the Guarantors in respect of the guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Brazil, or any authority therein or thereof or any other jurisdiction in which the Issuer or Guarantors are organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless the Issuer or the Guarantors are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Issuer or the Guarantors, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of exchange notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the exchange notes in the absence of such withholding or deduction. Notwithstanding the foregoing, no such additional amounts shall be payable:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such exchange note by reason of the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the exchange note or enforcement of rights under the indenture and the receipt of payments with respect to the exchange note;

•	in respect of exchange notes surrendered or presented for payment (if surrender or presentment is required) more than 30 days after the Relevant Date (as defined below) except to the extent that payments under such exchange note would have been subject to withholdings and the holder of such exchange note would have been entitled to such additional amounts, on surrender of such exchange note for payment on the last day of such period of 30 days;

•	where such additional amount is imposed and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such holder, if (a) compliance is required by law as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (b) the Issuer has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification, documentation or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the exchange note;

•	in respect of any tax imposed on overall net income or any branch profits tax; or

•	in respect of any combination of the above.

In addition, no additional amounts shall be paid with respect to any payment on an exchange note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.

“Relevant Date” means, with respect to any payment on an exchange note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the trustee. The exchange notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Issuer nor the Guarantors shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the exchange notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such exchange notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such exchange notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Issuer.

Any reference in this offering memorandum, the indenture or the exchange notes to principal, interest or any other amount payable in respect of the exchange notes by the Issuer or the guarantees by the Guarantors will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

The foregoing obligation will survive termination or discharge of the indenture.

Repurchase of Exchange Notes upon a Change of Control

Not later than 30 days following a Rating Decline that results from a Change of Control, the Issuer will make an Offer to Purchase all outstanding exchange notes at a purchase price equal to 101% of the principal amount plus accrued interest up to, but not including the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for the purchase (the “purchase date”) not more than five business days after the expiration date. The offer must include information required by the Securities Act, Exchange Act or any other applicable laws. The offer will also contain instructions and materials necessary to enable holders to tender exchange notes pursuant to the offer.

A holder may tender all or any portion of its exchange notes pursuant to an Offer to Purchase, subject to the requirement that any portion of an exchange note tendered must be in a principal amount of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. Holders are entitled to withdraw exchange notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each exchange note accepted for purchase pursuant to the Offer to Purchase, and interest on exchange notes purchased will cease to accrue on and after the purchase date.

The Issuer will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Guarantors will agree in the indenture to obtain all necessary consents and approvals from the Central Bank of Brazil for the remittance of funds outside of Brazil prior to making any Offer to Purchase.

Existing and future debt of the Issuer and the Guarantors may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to purchase the exchange notes could cause a default under other existing or future debt of the Issuer or the Guarantors, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuer and the Guarantors. In addition, the remittance of funds outside of Brazil to holders or the trustee requires the consent of the Central Bank of Brazil, which may not be granted. Finally, the Issuer’s and the Guarantors’ ability to pay cash to the holders following the occurrence of a Change of Control may be limited by the Issuer’s and the Guarantors’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the exchange notes. See “Risk Factors — Certain Factors Relating to the exchange notes — We may be unable to repurchase the exchange notes upon a change of control”.

The phrase “all or substantially all”, as used with respect to the assets of the Issuer and the Guarantors in the definition of “Change of Control”, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the

Issuer and the Guarantors has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

In addition, pursuant to the terms of the indenture, we are only required to offer to repurchase the exchange notes in the event that a Change of Control results in a Rating Decline. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, we would not be required to offer to repurchase the exchange notes.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the exchange notes to require that the Issuer purchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or amended as described in “— Amendment, Supplement, Waiver”.

Covenants

The indenture contains the following covenants:

Limitations on the Issuer

The indenture limits and restricts the Issuer from taking the following actions or engaging in the following activities or transactions:

•	engaging in any business or entering into, or being a party to, any transaction or agreement except for:

•	the issuance, sale and redemption of the exchange notes (including any additional exchange notes) and activities incidentally related thereto;

•	the incurrence of Debt to make inter-company loans to the Guarantors and entities controlled by the Guarantors to finance the acquisition and leasing of aircraft, equipment and supply materials by the Guarantors and such entities and activities reasonably related thereto;

•	the entering into Hedging Agreements relating to the exchange notes or such other Debt; and

•	any other transaction required by law;

•	acquiring or owning any Subsidiaries or other assets or properties, except an interest in the intercompany loans described above and Hedging Agreements relating to its Debt and instruments evidencing interest in the foregoing; and

•	entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except as otherwise permitted under “— Limitation on Consolidation, Merger or Transfer of Assets” below.

Limitation on Transactions with Affiliates

Neither the Issuer nor any Guarantor will, nor will the Issuer or any Guarantor permit any of their respective Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer or such Guarantor, other than themselves or any of their respective Subsidiaries, (an “Affiliate Transaction”) unless the terms of the Affiliate Transaction are no less favorable to the Issuer or such Guarantor or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

Limitation on Consolidation, Merger or Transfer of Assets

Neither the Issuer nor any Guarantor will consolidate with or merge with or into, or sell, convey, transfer or dispose of, or lease all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to, any person, unless:

•	the resulting, surviving or transferee person (if not the Issuer or such Guarantor) will be a person organized and existing under the laws of the Cayman Islands, Brazil, the United States of America, any State thereof or the District of Columbia, or any other country (or political subdivision thereof) that is a member country of the European Union or of the Organisation for Economic Co-operation and Development on the date of the indenture, and such person expressly assumes, by a supplemental indenture to the indenture, executed and delivered to the trustee, all the obligations of the Issuer or such Guarantor under the exchange notes and the indenture;

•	the resulting, surviving or transferee person (if not the Issuer or such Guarantor), if organized and existing under the laws of a jurisdiction other than Cayman Islands or Brazil, undertakes, in such supplemental indenture, (i) to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the exchange notes after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the exchange notes, subject to the same exceptions set forth under “Additional Amounts” and (ii) that the provisions set forth under “Tax Redemption” shall apply to such person, but in both cases, replacing existing references in such clause to the Cayman Islands, Brazil or to the Taxing Jurisdiction with references to the jurisdiction of organization of the resulting, surviving or transferee person as the case may be;

•	immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

•	the Issuer or such Guarantor will have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

Notwithstanding anything to the contrary contained in the foregoing, any of the Guarantors may consolidate with or merge with the Issuer or any Subsidiary that becomes a Guarantor concurrently with the relevant transaction.

The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this covenant, in which event it will be conclusive and binding on the holders.

Reporting Requirements

The Issuer and the Guarantors will provide the trustee with the following reports (and will also provide the trustee with sufficient copies, as required, of the following reports referred to the first four bullets below for distribution, at their expense, to all holders of exchange notes):

•	an English language version of the TAM S.A.’s annual audited consolidated financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year;

•	an English language version of TAM S.A.’s unaudited quarterly financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);

•	simultaneously with the delivery of each set of financial statements referred to in clauses (1) and (2) above, an officers’ certificate stating whether a Default or Event of Default exists on the date of such certificate and, if a Default or Event of Default exists, setting forth the details thereof and the action which the Issuer and/or the Guarantors are taking or propose to take with respect thereto;

•	without duplication, English language versions or summaries of such other reports or notices as may be filed or submitted by (and promptly after filing or submission by) the Issuer and/or the Guarantors with (a) the CVM, (b) the Luxembourg Stock Exchange or any other stock exchange on which the exchange notes may be listed or (c) the SEC (in each case, to the extent that any such report or notice is generally available to its securityholders or the public in Brazil or elsewhere and, in the case of clause (c), is filed or submitted pursuant to Rule 12g3-2(b) under, or Section 13 or 15(d) of, the Exchange Act, or otherwise); and

•	upon any director or executive officer of the Issuer or any Guarantor becoming aware of the existence of a Default or Event of Default, an officers’ certificate setting forth the details thereof and the action which the Issuer and/or such Guarantor are taking or propose to take with respect thereto.

Delivery of the above reports to the trustee is for informational purposes only and the trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or the Guarantors’ compliance with any of their covenants in the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

An “Event of Default” occurs if:

•	the Issuer defaults in any payment of interest (including any related additional amounts) on any exchange note when the same becomes due and payable, and such default continues for a period of 30 days;

•	the Issuer defaults in the payment of the principal (including any related additional amounts) of any exchange note when the same becomes due and payable upon acceleration or redemption or otherwise;

•	the Issuer or either Guarantor fails to comply with any of its covenants or agreements in the exchange notes or the indenture (other than those referred to in the first two bullets above), and such failure continues for 60 days after the notice specified below;

•	the Issuer, either Guarantor or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Issuer, either Guarantor or any such Significant Subsidiary (or the payment of which is guaranteed by the Issuer, such Guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default (“Payment Default”) or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals U.S.$50 million (or the equivalent thereof at the time of determination) or more in the aggregate;

•	one or more final judgments or decrees for the payment of money of U.S.$50 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against the Issuer, either Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•	an involuntary case or other proceeding is commenced against the Issuer, either Guarantor or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Issuer, either Guarantor or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect and such order is not being contested by the Issuer, either Guarantor or such Significant Subsidiary, as the case may be, in good faith or has not been dismissed, discharged or otherwise stayed, in each case within 60 days of being made;

•	the Issuer, either Guarantor or any Significant Subsidiary (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer, either Guarantor or any Significant Subsidiary or for all or substantially all of the property of the Issuer, either Guarantor or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors;

•	any event occurs that under the laws of the Cayman Islands, Brazil or any political subdivision thereof or any other country has substantially the same effect as any of the events referred to in any of the preceding two bullet points;

•	any guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its guarantee; or

•	TAM S.A. ceases to own directly or indirectly 100% of the outstanding share capital of the Issuer.

A Default under the third bullet point above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the exchange notes outstanding notify the Issuer and the Guarantors of the Default and the Issuer and the relevant Guarantor, as the case may be, do not cure such Default within the time specified after receipt of such notice.

The trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an attorney, authorized officer or agent of the trustee with direct responsibility for the indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the trustee by the Issuer or any holder.

If an Event of Default (other than an Event of Default specified in the sixth, seventh or eighth bullet points above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the exchange notes then outstanding may declare all unpaid principal of and accrued interest on all exchange notes to be due and payable immediately, by a notice in writing to the Issuer, and upon any such declaration such amounts will become due and payable immediately. If an Event of Default specified in the sixth, seventh or eighth bullet points above occurs and is continuing, then the principal of and accrued interest on all exchange notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provision for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Defeasance

The Issuer or any Guarantor may at any time terminate all of its obligations with respect to the exchange notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain agencies in respect of exchange notes. The Issuer or any Guarantor may at any time terminate its obligations under certain covenants set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the exchange notes issued under the indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, the Issuer or such Guarantor must irrevocably deposit in trust, for the benefit of the holders of the exchange notes, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certificate delivered to the trustee, without consideration of any reinvestment, to pay the principal of, and interest on the exchange notes to redemption or maturity and comply with certain other conditions, including the delivery of opinions of U.S., the Cayman Islands and Brazilian counsel as to certain tax matters (including to the effect that the holders of the exchange notes will not recognize income, gain or loss for U.S., the Cayman Islands or Brazilian federal income tax purposes, as the case may be, as a result of such deposit and defeasance and will be subject to U.S., the Cayman Islands or Brazilian federal income tax, as the case may be, on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred). In the case of defeasance or covenant defeasance, the guarantees will terminate.

Amendment, Supplement, Waiver

Subject to certain exceptions, the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the exchange notes then outstanding, and any past Default or Event of Default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment or waiver may:

•	reduce the principal amount of or change the Stated Maturity of any payment on any exchange note;

•	reduce the rate of any interest on any exchange note;

•	reduce the amount payable upon redemption of any exchange note or change the time at which any exchange note may be redeemed;

•	change the currency for payment of principal of, or interest or any additional amounts on, any exchange note;

•	impair the right to institute suit for the enforcement of any right to payment on or with respect to any exchange note;

•	waive certain payment defaults with respect to the exchange notes;

•	reduce the principal amount of exchange notes whose holders must consent to any amendment or waiver;

•	make any change in the amendment or waiver provisions which require each holder’s consent;

•	modify or change any provision of the indenture affecting the ranking of the exchange notes or the guarantees in a manner adverse to the holders of the exchange notes; or

•	make any change in the guarantees that would adversely affect the holders,

provided that the provisions of the covenant described under the caption “— Repurchase of exchange notes Upon a Change of Control” may, except as provided above, be amended or waived with the consent of holders holding not less than 66 2/3% in aggregate principal amount of the exchange notes.

The holders of the exchange notes will receive prior notice as described under “— Notices” of any proposed amendment to the exchange notes or the indenture or any waiver described in the preceding paragraph. After an amendment or any waiver described in the preceding paragraph becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders of the exchange notes, or any defect therein, will not impair or affect the validity of the amendment or waiver.

The consent of the holders of the exchange notes is not necessary to approve the particular form of any proposed amendment or any waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

The Issuer, the Guarantors and the trustee may, without the consent or vote of any holder of the exchange notes, amend or supplement the indenture or the exchange notes for the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the covenant described under “— Limitation on Consolidation, Merger or Transfer of Assets”;

•	to add guarantees or collateral with respect to the exchange notes;

•	to add to the covenants of the Issuer or the Guarantors for the benefit of holders of the exchange notes;

•	to surrender any right conferred upon the Issuer or the Guarantors;

•	to evidence and provide for the acceptance of an appointment by a successor trustee;

•	to provide for the issuance of additional exchange notes;

•	to provide for any guarantee of the exchange notes, to secure the exchange notes or to confirm and evidence the release, termination or discharge of any guarantee of the exchange notes when such release, termination or discharge is permitted by the indenture;

•	make any other change that does not materially and adversely affect the rights of any holder of the exchange notes or to conform the indenture to this “Description of the Exchange Notes”; or

•	to comply with any applicable requirements of the SEC, including in connection with any required qualification of the indenture under the U.S. Trust Indenture Act of 1939, as amended.

Notices

For so long as exchange notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If exchange notes are issued in certificated form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the exchange notes at their registered addresses as they appear in the trustee’s records. For so long as the exchange notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the exchange notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort) or on the website of the Luxembourg Stock Exchange.

Trustee

The Bank of New York is the trustee under the indenture.

The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the indenture.

Except during the continuance of an Event of Default, the trustee needs to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The Issuer and its affiliates may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates.

Governing Law and Submission to Jurisdiction

The exchange notes, the indenture and the guarantees will be governed by the laws of the State of New York.

Each of the parties to the indenture will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the exchange notes and the indenture. The Issuer and the Guarantors have appointed National Corporate Research Limited, currently having an office 225 West 34th Street — Suite 910, New York, New York 10122, as their authorized agent upon which process may be served in any such action.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer or the Guarantors under or in connection with the exchange notes and the guarantees, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) by any holder of an exchange note in respect of any sum expressed to be due to it from the Issuer or the Guarantors will only constitute a discharge to the Issuer or the Guarantors, as the case may be, to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any exchange note, the Issuer and the Guarantors will indemnify such holder against any loss sustained by it as a result; and if the amount of United States dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting an exchange note, be deemed to have agreed to repay such excess. In any event, the Issuer and the Guarantors will indemnify the recipient against the cost of making any such purchase.

For the purposes of the preceding paragraph, it will be sufficient for the holder of an exchange note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of an exchange note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any an exchange note.

Certain Definitions

The following is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as other capitalized terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Brazilian GAAP” means accounting practices prescribed by Brazilian Corporation Law, the rules and regulations issued by the CVM and the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), in each case as in effect from time to time.

“Capital Lease Obligations” means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with Brazilian GAAP; the amount of such obligation will be the capitalized amount thereof, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any person, any and all shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or nonvoting), such person’s equity including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Change of Control” means:

•	the direct or indirect sale or transfer of all or substantially all the assets of TAM S.A. to another Person (in each case, unless such other Person is a Permitted Holder); or

•	the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than Permitted Holders) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of TAM S.A.; or

•	the first day on which a majority of the Board of Directors of TAM S.A. consists of persons who were elected by shareholders who are not Permitted Holders.

“CVM” means the Brazilian exchange notes Commission, or Comissão de Valores Mobiliários.

“Debt” means, with respect to any person, without duplication:

•	the principal of and premium, if any, in respect of (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by debentures, notes or other similar instruments for the payment of which such person is responsible or liable;

•	all Capital Lease Obligations of such person;

•	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);

•	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the first three bullet points above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

•	all Hedging Obligations of such person;

•	all obligations of the type referred to in the first four bullet points above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof);

•	all obligations of the type referred to in the first five bullet points above of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

•	any other obligations of such person which are required to be, or are in such person’s financial statements, recorded or treated as debt under Brazilian GAAP.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Fitch” means Fitch Ratings, Ltd. and its successors.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each of (i) TAM S.A. and TAM Linhas Aéreas S.A. and (ii) any successor obligor under the guarantees pursuant to the covenant described under the caption “— Certain Covenants — Consolidation, Merger or Sale of Assets,” unless and until such Guarantor is released from its guarantee pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

“holder” means the person in whose name a note is registered in the register.

“Lien” means any mortgage, pledge, security interest, encumbrance, conditional sale or other title retention agreement or other similar lien.

“Permitted Holders” means any or all of the following

•	an immediate family member of Noemy Almeida Oliveiro Amaro, Maria Claudia Oliveira Amaro Demenato, Maurcio Rolim Amaro, Marcos Adolfo Tadeu Senamo Amaro and João Francisco Amaro or any Affiliate or immediate family member thereof; immediate family member of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person; and

•	any Person the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned at least 51% by Persons specified in the above bullet point.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means Standard & Poor’s or Fitch; or if Standard & Poor’s or Fitch, or both, are not making rating of the exchange notes publicly available, an internationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for Standard & Poor’s or Fitch, or both, as the case may be.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the exchange notes is under publicly announced consideration for possible down grade by either Rating Agency) after the date of public notice of a Change of Control, or of our intention or that of any Person to effect a Change of Control, the then-applicable rating of the exchange notes is decreased by each Rating Agency; provided that any such Rating Decline is in whole or in part in connection with a Change in Control.

“Significant Subsidiary” means any Subsidiary of TAM S.A. (or any successor) which at the time of determination either (a) had assets which, as of the date of TAM S.A.’s (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of TAM S.A.’s (or such successor’s) total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of TAM S.A.’s (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of TAM S.A.’s (or such successor’s) total revenues on a consolidated basis for such period.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, in respect of any specified person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

FORM, DENOMINATION AND TRANSFER

The exchange notes will be issued in registered form without interest coupons in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The exchange notes will initially be represented by a permanent global note or notes in fully registered form registered in the name of a nominee of DTC and deposited with a custodian for DTC (the “global notes”).

Except in the limited circumstances described under “— Global Notes”, owners of the beneficial interests in global notes will not be entitled to receive physical delivery of individual definitive notes. The notes are not issuable in bearer form.

Global Notes

DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than DTC Participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the indenture and the exchange notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for a global note, or ceases to be a “clearing agency” registered under the Exchange Act, or any of the exchange notes becomes immediately due and payable in accordance with “Description of the Exchange Notes — Events of Default”, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of securities in individual definitive form and will not be considered the owners or holders of the global note (or any exchange notes represented thereby) under the indenture or the exchange notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream, Luxembourg).

Investors may hold interests in the global exchange notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests in the global notes on behalf of their account holders through customers’ securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the global notes in customers’ securities accounts in the depositaries’ names on the books of DTC. Investors may hold their interests in the Global notes directly through DTC, if they are DTC Participants, or indirectly through organizations which are DTC Participants.

Payments of the principal of and interest on global notes will be made to DTC or its nominee as the registered owner thereof. We have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We anticipate that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any exchange notes held by its nominee, will immediately credit DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by DTC Participants to owners of beneficial interests in such global note held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC Participants.

Transfers between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical individual definitive certificate in respect of such interest. Transfers between accountholders in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC Participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg account holders, on the other hand, will be effected at DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg account holders may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg account holder purchasing an interest in a global note from a DTC Participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg, as the case may be) immediately following the DTC settlement date and such credit of any transactions in interests in a global note settled during such processing day will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder on such day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg account holder to a DTC Participant will be received for value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

DTC has advised that it will take any action permitted to be taken by holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more DTC Participants to whose account or accounts with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such DTC Participant or DTC Participants has or have given such direction. However, in the limited circumstances described below, DTC will exchange the global notes for individual definitive notes, which will be distributed to its participants. Holders of indirect interests in the global notes through DTC Participants have no direct rights to enforce such interests while the exchange notes are in global form.

The giving of notices and other communications by DTC to DTC Participants, by DTC Participants to persons who hold accounts with them and by such persons to holders of beneficial interests in a global note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

DTC has advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include security brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants and accountholders of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance of DTC, Euroclear or Clearstream, Luxembourg or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Individual Definitive Notes

If (1) DTC or any successor to DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or (2) any of the exchange notes has become immediately due and payable in accordance with “Description of the Exchange Notes — Events of Default”, the Issuer will issue individual definitive notes in registered form in exchange for the global notes. Upon receipt of such notice from DTC or the paying agent, as the case may be, we will use its best efforts to make arrangements with DTC for the exchange of interests in the global notes for individual definitive notes and cause the requested individual definitive notes to be executed and delivered to the registrar in sufficient quantities and authenticated by the registrar for delivery to holders. Persons exchanging interests in a global note for individual definitive notes will be required to provide the registrar with (a) written instruction and other information required by us and the registrar to complete, execute and deliver such individual definitive notes. In all cases, individual definitive notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

Individual definitive notes will not be eligible for clearing and settlement through Euroclear, Clearstream, Luxembourg or DTC.

TAXATION

The following discussion, subject to the limitations set forth below, describes material Cayman Islands, Brazilian and United States tax considerations relating to your ownership and disposition of exchange notes. This discussion does not purport to be a complete analysis of all tax considerations in the Cayman Islands, Brazil or the United States and does not address tax treatment of holders of exchange notes under the laws of other countries or taxing jurisdictions. Holders of exchange notes who are resident in countries other than the Cayman Islands, Brazil and the United States along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any notes under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the exchange notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

A holder of unregistered notes will not be subject to income or withholding tax in the Cayman Islands when exchanging unregistered notes for exchange notes pursuant to this exchange offer or on any amounts received that are attributable to accrued but unpaid interest. Furthermore, payments of interest and principal on the exchange notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the exchange notes, nor will gains derived from the disposal of the exchange notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the exchange notes. An instrument of transfer in respect of a note is stampable if executed in or brought into the Cayman Islands.

Material Brazilian Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the exchange notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Since the exchange notes will be issued abroad and will be registered in Luxembourg, we believe that the exchange notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil. In case the exchange notes are deemed to be located in Brazil, gains recognized by a Non-Brazilian Holder upon the sale or other disposition of the exchange notes to a Non-Brazilian Holder will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a tax haven, which is defined, for these purposes, as a country which does not impose any income tax or which imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership.

Because the Issuer is considered for Brazilian tax purposes as domiciled abroad, payments of interest or principal under the exchange notes made by the Issuer to a Non-Brazilian Holder are not subject to withholding taxes in Brazil, as long as such payments are made with funds held by such entity abroad.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of

25%. Thus, if any of the Guarantors has to make any payments of interest under the exchange notes, such payments will be taxed at a rate not exceeding 25%.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by any of the Guarantors to Non-Brazilian Holders. Although the argument that such payments made by any of the Guarantors do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position.

In addition, payments made from Brazil are taxed with the temporary contribution on financial transactions (CPMF), which is levied at a rate of 0.38% on any Brazilian bank account withdrawals, and with tax of foreign exchange transactions (IOF/Câmbio), which is levied on the conversion of Brazilian currency into foreign currency at a current rate of 0% (although the Brazilian federal government may increase such rate up to 25%, but only with respect to future transactions).

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the exchange notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the exchange notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF SECURITIES. PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

United States Federal Income Tax Considerations

Exchange of unregistered notes for exchange notes

An exchange of unregistered notes for exchange notes in accordance with this exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, U.S. Holders who exchange their unregistered notes for exchange notes will not recognize income, gain or loss for U.S. federal income tax purposes. A U.S. Holder’s tax basis in the exchange notes will be equal to its adjusted basis in the unregistered notes and its holding period for the exchange notes will include the period during which it held the unregistered notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of the exchange notes, other than any holder that is a broker-dealer that acquired unregistered notes:

•	as a result of market-making activities or other trading activities;

•	or directly from us for resale pursuant to Rule 144A, Regulation S or another available exemption under the Securities Act,

who exchange their unregistered notes for exchange notes pursuant to this exchange offer may offer for resale and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are:

•	acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holders are not our “affiliates”, within the meaning of Rule 405 under the Securities Act.

The staff of the SEC has not considered this exchange offer in the context of a no-action letter and we can give no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Accordingly, any holder of an unregistered note using this exchange offer to participate in a distribution of the exchange notes to be acquired in this exchange offer:

•	cannot rely on the position of the staff of the SEC stated in Exxon Capital Holdings Corporation (avail. April 13, 1989) or similar letters; and

•	must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Each broker-dealer who holds unregistered notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for the unregistered notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering unregistered notes in exchange for exchange notes, you will represent to us, among other things, that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	at the time of the commencement of this exchange offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes you will receive in this exchange offer;

•	you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tender unregistered notes;

•	we will acquire good, marketable and unencumbered title to the tendered unregistered notes free and clear of all liens, restrictions, charges and encumbrances; and

•	the unregistered notes tendered for exchange are not subject to any adverse claims or proxies.

If you are not a broker-dealer, by tendering unregistered notes and executing a letter of transmittal, you represent and agree that you are not engaged in, and do not intend to engage in, distribution of the exchange notes within the meaning of the Securities Act.

A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 120th day following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers that receive exchange notes for their own account pursuant to this exchange offer may resell the exchange notes from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that it receives for its own account in this exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivers a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all registration expenses incident to this exchange offer other than the expenses of counsel to the underwriters or holders of the unregistered notes as well as underwriting discounts and commissions and transfer taxes, if any.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Clifford Chance US LLP, our U.S. counsel. Matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel. Matters of Cayman Islands law, relating to the exchange notes and the indenture, will be passed upon for us by Ogier, our Cayman Islands counsel.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

The Issuer is an exempted company limited by shares incorporated under the laws of the Cayman Islands. As a result, it may not be possible for investors to effect service of process upon the Issuer within the United States or to enforce against the Issuer in United States courts judgments predicated upon the civil liability provisions of the securities laws of the United States. The Issuer has been informed by Ogier, its legal advisor in the Cayman Islands, that the United States and the Cayman Islands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States securities laws, would, therefore, not be automatically enforceable in the Cayman Islands and there is doubt as to the enforceability in the Cayman Islands, in original actions or in actions for the enforcement of judgments of the United States courts, of liabilities predicated solely upon United States securities laws. The Issuer has appointed National Corporate Research Limited as its agent for service of process.

Brazil

We are incorporated under the laws of Brazil. All of our directors and officers reside in Brazil and substantially all of our assets are located in Brazil. As a result, you may not be able to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in United States courts or in the courts of other jurisdictions outside Brazil predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of such other jurisdictions.

We have been advised by our Brazilian legal counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a United States court or other non-Brazilian courts for civil liabilities predicated upon the federal securities laws of the United States or laws of countries other than Brazil, subject to certain requirements described below, may be enforced in Brazil. Such counsel has advised that a judgment against us or our directors and officers obtained in the United States would be enforceable in Brazil against us or any such person without reconsideration of the merits upon confirmation of that judgment by the Superior Court of Justice. That confirmation, generally, will be available if the United States judgment or any other foreign judgment (i) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a court of competent jurisdiction after proper service of process in accordance with Brazilian laws, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and (v) is not contrary to Brazilian national sovereignty, public policy or “good morals” (as set forth in Brazilian law).

We have further been advised by Machado, Meyer, Sendacz e Opice Advogados that (i) original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that Brazilian courts may enforce liabilities in such actions against us and certain of our advisors named herein subject to Brazilian public policy and national sovereignty, and (ii) the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In addition, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments which have been duly confirmed by the Superior Court of Justice. Notwithstanding the foregoing, no assurance can be given that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this prospectus by reference in our Form 20-F for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

U.S.$300,000,000

TAM Capital Inc.

Offer to exchange all outstanding

7.375% Senior Guaranteed Notes due 2017
unconditionally guaranteed by TAM S.A. and TAM Linhas Aéreas S.A.

for

7.375% Senior Guaranteed Notes due 2017
unconditionally guaranteed by TAM S.A. and TAM Linhas Aéreas S.A.
that have been registered under
the Securities Act of 1933

PROSPECTUS

          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Brazilian Law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have not entered into any indemnification agreements of this kind.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Item

3.1	Memorandum and articles of TAM Capital Inc.
3.2	Estatuto Social (bylaws) of TAM S.A. incorporated herein by reference from our fourth pre-effective amendment to our Registration Statement on Form F-1, filed February 17, 2006, File No. 333-131938.
3.3	Estatuto Social (bylaws) of TAM Linhas Aéreas S.A.
4.1	Indenture dated as of April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A.
4.2	Form of Global Note.
4.3	Registration Rights Agreement dated April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., Citigroup Global Markets Inc. and UBS Securities LLC.
5.1	Opinion of Clifford Chance US LLP with respect to the exchange notes.
5.2	Opinion of Ogier with respect to the exchange notes.
5.3	Opinion of Machado Meyer Sendacz e Opice Advogados with respect to the exchange notes.
8.1	Opinion of Ogier regarding tax matters (contained in Exhibit 5.2).
8.2	Opinion of Machado Meyer Sendacz e Opice Advogados regarding tax matters.
12	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries of TAM S.A. incorporated herein by reference from our annual report on Form 20-F, filed June 1, 2007, File No. 001-32826.
23.1	Consent of PricewaterhouseCoopers Auditores Independentes.
23.2	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).
23.3	Consent of Ogier (contained in Exhibit 5.2).
23.4	Consents of Machado Meyer Sendacz e Opice Advogados (contained in Exhibits 5.3 and 8.2).
24.1	Powers of Attorney of TAM S.A. (included on signature page to Registration Statement).
24.2	Powers of Attorney of TAM Capital Inc. (included on signature page to Registration Statement).
24.3	Powers of Attorney of TAM Linhas Aéreas S.A. (included on signature page to Registration Statement).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7.375% Senior Guaranteed Notes due 2017 (including Exhibit 7 to Form T-1).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.

Exhibit
Number	Item

99.5	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Owner.
99.6	Form of Exchange Agent Agreement.

(b) Financial Statement Schedules

Not applicable.

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-4, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE PAGE OF TAM S.A.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM S.A., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 31, 2007.

TAM S.A.

By:	/s/ Marco Antônio Bologna Name: Marco Antônio Bologna Title: Chief Executive Officer

By:	/s/ Libano Miranda Barroso
Name: Libano Miranda Barroso

Title:	Chief Financial Officer

POWER OF ATTORNEY FOR TAM S.A.

We, the undersigned directors and officers of TAM S.A., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM S.A. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 31, 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna Marco Antônio Bologna	Chief Executive Officer

/s/ Libano Miranda Barroso Libano Miranda Barroso	Chief Financial Officer

/s/ José Wagner Ferreira José Wagner Ferreira	Vice-President

/s/ Ruy Antonio Mendes Amparo Ruy Antonio Mendes Amparo	Vice-President

/s/ Paulo Cezar Bastos Castello Branco Paulo Cezar Bastos Castello Branco	Vice-President

/s/ Alberto Fajerman Alberto Fajerman	Vice-President

/s/ Maria Cláudia Oliveira Amaro Demenato Maria Cláudia Oliveira Amaro Demenato	Chairman

/s/ Maurício Rolim Amaro Maurício Rolim Amaro	Vice-Chairman

/s/ Noemy Almeida Oliveira Amaro Noemy Almeida Oliveira Amaro	Board Member

/s/ Luiz Antônio Corrêa Nunes Viana Oliveira Luiz Antônio Corrêa Nunes Viana Oliveira	Board Member

/s/ Adalberto de Moraes Schettert Adalberto de Moraes Schettert	Board Member

Name	Title

Roger Ian Wright	Board Member

Waldemar Verdi Júnior	Board Member

/s/ Pedro Pullen Parente Pedro Pullen Parente	Board Member

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

SIGNATURE PAGE FOR TAM CAPITAL INC.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM Capital Inc., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 31, 2007.

TAM CAPITAL INC.

By:	/s/ Marco Antônio Bologna Name: Marco Antônio Bologna Title: Director

By:	/s/ Libano Miranda Barroso
Name: Libano Miranda Barroso

Title:	Director

POWER OF ATTORNEY FOR TAM CAPITAL INC.

We, the undersigned directors and officers of TAM Capital Inc., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM Capital Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 31 , 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna Marco Antônio Bologna	Director

/s/ Libano Miranda Barroso Libano Miranda Barroso	Director

Egberto Vieira Lima	Director

/s/ Cristina Anne Betts Cristina Anne Betts	Director

/s/ Marcos da Rocha Ferreira Mendes Marcos da Rocha Ferreira Mendes	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

SIGNATURE PAGE OF TAM LINHAS AÉREAS S.A.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM Linhas Aéreas S.A., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 31, 2007.

TAM LINHAS AÉREAS S.A.

By:	/s/ Marco Antônio Bologna Name: Marco Antônio Bologna Title: Chief Executive Officer

By:	/s/ Libano Miranda Barroso
Name: Libano Miranda Barroso

Title:	Vice-President

POWER OF ATTORNEY FOR TAM LINHAS AÉREAS S.A.

We, the undersigned directors and officers of TAM Linhas Aéreas S.A., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM Linhas Aéreas S.A. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 31 , 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna Marco Antônio Bologna	Chief Executive Officer

/s/ Libano Miranda Barroso Libano Miranda Barroso	Vice-President

/s/ José Wagner Ferreira José Wagner Ferreira	Vice-President

/s/ Ruy Antonio Mendes Amparo Ruy Antonio Mendes Amparo	Vice-President

/s/ Paulo Cezar Bastos Castello Branco Paulo Cezar Bastos Castello Branco	Vice-President

/s/ Alberto Fajerman Alberto Fajerman	Vice-President

Egberto Vieira Lima	Director

Armando Lucente Filho	Director

/s/ José Zaidan Maluf José Zaidan Maluf	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
Number	Item

3.1	Memorandum and articles of TAM Capital Inc.
3.2	Estatuto Social (bylaws) of TAM S.A. incorporated herein by reference from our fourth pre-effective amendment to our Registration Statement on Form F-1, filed February 17, 2006, File No. 333-131938.
3.3	Estatuto Social (bylaws) of TAM Linhas Aéreas S.A.
4.1	Indenture dated as of April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A.
4.2	Form of Global Note.
4.3	Registration Rights Agreement dated April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., Citigroup Global Markets Inc. and UBS Securities LLC.
5.1	Opinion of Clifford Chance US LLP with respect to the exchange notes.
5.2	Opinion of Ogier with respect to the exchange notes.
5.3	Opinion of Machado Meyer Sendacz e Opice Advogados with respect to the exchange notes.
8.1	Opinion of Ogier regarding tax matters (contained in Exhibit 5.2).
8.2	Opinion of Machado Meyer Sendacz e Opice Advogados regarding tax matters.
12	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries of TAM S.A. incorporated herein by reference from our annual report on Form 20-F, filed June 1, 2007, File No. 001-32826.
23.1	Consent of PricewaterhouseCoopers Auditores Independentes.
23.2	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).
23.3	Consent of Ogier (contained in Exhibit 5.2).
23.4	Consents of Machado Meyer Sendacz e Opice Advogados (contained in Exhibits 5.3 and 8.2).
24.1	Powers of Attorney of TAM S.A. (included on signature page to Registration Statement).
24.2	Powers of Attorney of TAM Capital Inc. (included on signature page to Registration Statement).
24.3	Powers of Attorney of TAM Linhas Aéreas S.A. (included on signature page to Registration Statement).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7.375% Senior Guaranteed Notes due 2017 (including Exhibit 7 to Form T-1).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.
99.5	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Owner.
99.6	Form of Exchange Agent Agreement.